EXHIBIT 11


EXHIBIT 11. EARNINGS PER SHARE CALCULATIONS

Basic net earnings (loss) per share are computed by dividing net earnings by the weighted average number of shares outstanding for the year. Diluted earnings
(loss) per share is similar except that the weighted average number of shares outstanding is increased by shares issuable upon exercise of stock options and warrants for which the market price exceeds exercise price, less shares which could have been purchased by the Company with the related proceeds.

                                               THREE MONTHS ENDED               THREE MONTHS ENDED
                                               FEBRUARY 28, 2002                FEBRUARY 28, 2001
                                             BASIC          DILUTED           BASIC          DILUTED
                                        ------------------------------    ----------------------------
Net earnings (loss)                      $  (44,514)      $  (44,514)      $   18,178      $   18,178
                                        ------------------------------    ----------------------------

Average shares outstanding                  813,565          813,565          809,983         809,983

  Effect of dilutive securities:
              Options and Warrants*               0                0                0          42,502
                                        ------------------------------    ----------------------------

Equivalent shares                           813,565          813,565          809,983         852,485
                                        ------------------------------    ----------------------------

Earnings (loss) per share                $    (0.05)      $    (0.05)      $     0.02      $     0.02
                                        ==============================    ============================

* All potential common shares are antidillutive for the three month period ended February 28, 2002.


                                               NINE MONTHS ENDED                NINE MONTHS ENDED
                                               FEBRUARY 28, 2002                FEBRUARY 28, 2001
                                            BASIC           DILUTED           BASIC          DILUTED
                                        ------------------------------    ----------------------------
Net earnings (loss)                      $   (3,478)      $   (3,478)      $   82,818      $   82,818
                                        ------------------------------    ----------------------------

Average shares outstanding                  813,565          813,565          809,407         809,407

  Effect of dilutive securities:
              Options and Warrants*               0                0                0          75,187
                                        ------------------------------    ----------------------------

Equivalent shares                           813,565          813,565          809,407         884,594
                                        ------------------------------    ----------------------------

Earnings (loss) per share                $    (0.00)      $    (0.00)      $     0.10      $     0.09
                                        ==============================    ============================

* All potential common shares are antidillutive for the nine month period ended February 28, 2002.


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